ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-163632 Dated November 9, 2010
Royal Bank of Canada Autocallable Optimization Securities with Contingent Protection Linked to the common stock of Avon Products, Inc. due on or about November 18, 2011
Investment Description
Autocallable Optimization Securities with Contingent Protection are senior unsecured debt securities issued by Royal Bank of Canada (the “Securities”) with returns linked to the performance of the common stock of Avon Products, Inc. (the “Underlying Stock”). The Securities are designed for investors who anticipate that the price of the Underlying Stock will be at or above the Starting Price on any Observation Date (as described below).  The Securities will be automatically called for the principal amount plus an amount based on the applicable Call Return Rate if the closing price per share of the Underlying Stock on any Observation Date is equal to or greater than the Starting Price. If the Securities are called, you will receive the Call Price (as described below). You will receive a positive return on your Securities only if the Underlying Stock closes at a price equal to or above the Starting Price on any Observation Date, including the final Observation Date. If the Securities have not been called, and the Underlying Stock closes below the applicable Trigger Price on the final Observation Date, you will lose 1% (or a fraction thereof) of the principal amount for every 1% (or a fraction thereof) decrease in the price of the Underlying Stock below the Starting Price. Investors will not receive any interest payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection, is subject to the creditworthiness of Royal Bank of Canada.

Features	Key Dates
❑     Tactical Investment Opportunity—If you believe the price of the Underlying Stock will increase over the term of the Securities but are unsure about the exact timing or magnitude of the increase, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the applicable Call Return Rate if the closing price of the Underlying Stock on any Observation Date is equal to or greater than the Starting Price. If the Securities are not called, investors will have downside market exposure to the price of the Underlying Stock at maturity, subject to the contingent protection feature.

❑    Contingent Protection Feature— If you hold the Securities to maturity, the Securities are not called on the final Observation Date and the price of the Underlying Stock is above or equal to the Trigger Price on the final Observation Date, you will receive 100% of your principal, subject to the creditworthiness of Royal Bank of Canada. If the Underlying Stock closes below the Trigger Price on the final Observation Date, your investment will be exposed to the negative Underlying Return.

Trade Date1                                            November 12, 2010
Settlement Date1                                 November 17, 2010
Final Observation Date2                November 14, 2011
Maturity Date2                                       November 18, 2011
1       Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the final Observation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.
2          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-AOS-1.

Security Offering
We are offering Autocallable Optimization Securities with Contingent Protection linked to the Common Stock of Avon Products, Inc.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Stock	Bloomberg Symbol	Term	Call Return Rate*	Starting Price**	Trigger Price	CUSIP	ISIN
Common Stock of Avon Products, Inc.	AVP	Approximately one year	18% to 23%	•	75% of the Starting Price	78009C159	US78009C1595
* Annualized. The actual Call Return Rate per $10 in principal amount of the Securities will be determined on the Trade Date.
** The actual Starting Price for the Securities will be determined on the Trade Date.

See “Additional Information about Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated January 11, 2010, the prospectus supplement dated January 11, 2010, product prospectus supplement no. UBS-AOS-1 dated March 8, 2010 and this free writing prospectus. See “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-AOS-1 for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-AOS-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Common Stock of Avon Products, Inc.	•	$10	•	$0.125	•	$9.875
(1)
The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” in the accompanying product prospectus supplement no. UBS-AOS-1.

(2)
UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.125 per $10 in principal amount of the Securities.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets Corporation

Additional Information about Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-AOS-1 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 11, 2010, as supplemented by the prospectus supplement dated January 11, 2010, relating to our Series D medium-term Notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-AOS-1 dated March 8, 2010.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-AOS-1, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦       Product prospectus supplement no. UBS-AOS-1 dated March 8, 2010:
          http://www.sec.gov/Archives/edgar/data/1000275/000121465910000635/f35101424b5.htm

♦       Prospectus supplement dated January 11, 2010:
          http://www.sec.gov/Archives/edgar/data/1000275/000121465910000064/f17102424b3.htm

♦       Prospectus dated January 11, 2010:
          http://www.sec.gov/Archives/edgar/data/1000275/000121465910000063/m18100424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You believe the Underlying Stock will not close on the final Observation Date below the Trigger Price, which is 75% of the Starting Price

♦     You believe the Underlying Stock will close at or above the Starting Price on one of the specified Observation Dates

♦     You are willing to hold Securities that will be called on any Observation Date on which the Underlying Stock closes at or above the Starting Price, or you are otherwise willing to hold such Securities to maturity

♦     You believe the price of the Underlying Stock will remain stable for the term of the Securities and will close at or above the Starting Price on the final Observation Date

♦     You are willing to make an investment whose return is limited to the applicable Call Return Rate, an annualized return of between 18.00% to 23.00%. The actual Call Return Rate will be set on the Trade Date

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets Corporation, which we refer to as “RBCCM,” is willing to trade the Securities

♦     You are willing to forgo dividends paid on the Underlying Stock and any other benefits of owning the Underlying Stock

♦     You do not seek current income from this investment

♦     You are comfortable with the creditworthiness of Royal Bank of Canada, as issuer of the Securities

♦     You are willing to make an investment where you could lose some or all of your principal

The Securities may not be suitable for you if, among other considerations:

♦     You believe the Underlying Stock will close below the Trigger Price, which is 75% of the Starting Price on the final Observation Date

♦     You believe the price of the Underlying Stock will decrease during the Observation Period

♦     You are not willing to make an investment in which you could lose up to 100% of your principal amount

♦     You seek an investment whose return is not limited to the applicable Call Return Rate, an annualized return of between 18.00% to 23.00%. The actual Call Return Rate will be set on the Trade Date

♦     You seek an investment for which there will be an active secondary market

♦     You are unable or unwilling to hold Securities that will be called on any Observation Date on which the Underlying Stock closes at or above the Starting Price and you are unable or unwilling to hold such Securities to maturity if such Securities are not called

♦     You seek current income from your investment

♦     You are not willing or are unable to assume the credit risk associated with Royal Bank of Canada, as issuer of the Securities

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-AOS-1 for risks related to an investment in the Securities.

Indicative Terms
Issuer:	Royal Bank of Canada

Accordingly, if the Securities are not called, you may lose some or all of your investment. Specifically, if the Securities are not called and the Ending Price is below the Trigger Price on the final Observation Date, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) decrease in the price of the Underlying Stock below the Starting Price.

Issue Price:	$10 per Security (subject to a minimum purchase of 100 Securities, or $1,000)
Term:	12 months, unless called earlier
Underlying Stock:	Common Stock of Avon Products, Inc. (the “Underlying Company”)
Call Feature:	The Securities will be called automatically if the closing price of the Underlying Stock on any Observation Date is at or above the Starting Price.	Underlying Return:	Ending Price – Starting Price Starting Price
Observation Dates:1
Monthly, on or about December 13, 2010, January 12, 2011, February 14, 2011, March 14, 2011, April 12, 2011, May 12, 2011, June 13, 2011, July 12, 2011, August 12, 2011, September 12, 2011, October 12, 2011, and November 14, 2011.2
		Trigger Price:	75% of the Starting Price
		Observation Period:	The period commencing on (and including) the Trade Date and extending to (and including) the final Observation Date.
Call Settlement Dates:	Four business days following the applicable Observation Date	Starting Price:	The closing price of the Underlying Stock on the Trade Date.
Call Return Rate:
If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the applicable Call Return Rate, at an annualized rate of between 18.00% to 23.00%. The table below assumes a Call Return Rate of 20.500% per annum.3
		Ending Price:	The closing price of the Underlying Stock on the final Observation Date.
Share Adjustment Factor:
Set equal to 1.0 on the Trade Date, subject to adjustment under certain circumstances. See “General Terms of the Securities—Anti-Dilution Adjustments” in the accompanying product prospectus supplement no UBS-AOS-1.

				Determining Payment at Maturity
	Observation Date	Call Return Rate	Call Price

Accordingly, if the Securities are not called, you may lose some or all of your investment. Specifically, if the Securities are not called and the Ending Price is below the Trigger Price on the final Observation Date, you will lose 1% (or a fraction thereof)
of your principal amount for each 1% (or a fraction thereof)
decrease in the price of the Underlying Stock below the Starting
Price.

	December 13, 2010	1.708%	$10.171
	January 12, 2011	3.417%	$10.342
	February 14, 2011	5.125%	$10.513
	March 14, 2011	6.833%	$10.683
	April 12, 2011	8.541%	$10.854
	May 12, 2011	10.250%	$11.025
	June 13, 2011	11.958%	$11.196
	July 12, 2011	13.667%	$11.367
	August 12, 2011	15.375%	$11.538
	September 12, 2011	17.083%	$11.708
	October 12, 2011	18.792%	$11.879
	November 14, 2011	20.500%	$12.050

Payment at Maturity (per $10):4
If the Securities are not called and the Ending Price is above or equal to the Trigger Price on the final Observation Date, you will receive at maturity a cash payment of $10 per $10 in principal amount of the Securities.

If the Securities are not called and the Ending Price is below the Trigger Price on the final Observation Date,  you will receive at maturity a cash payment, per $10 in principal amount of the Securities, calculated as follows:

$10 x (1 + Underlying Return)

1 Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates may be changed.
2 Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-AOS-1.
3 The actual Call Return Rate per $10 in principal amount of the Securities will be determined on the Trade Date.
4 Any payment on the Securities, including the contingent principal protection is provided by Royal Bank of Canada, as issuer, and, therefore, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due.

Hypothetical Examples of How the Securities Perform
The following tables and examples assume a Call Return Rate of 20.50% per annum (the midpoint of the range of 18.00% to 23.00%).  The actual Starting Price, Trigger Price, and the Call Return Rate will be set on the Trade Date.

The following examples illustrate the payment at maturity on a hypothetical offering of the Securities assuming the following*:

Principal Amount:	$10.00 per Security
Term:	One year unless called earlier
Starting Price:	$29.23
Call Return Rate:	20.50% per annum
Observation Dates:	Monthly
Trigger Price:	$21.92 (which is 75% of the Starting Price)

* The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.  Actual terms including the Call Return Rate, Starting Price, and Trigger Price are to be set on the Trade Date.

Example 1: Securities are Called on the First Observation Date.

Closing Price at first Observation Date:	$38.38 (at or above the Starting Price, Securities are called)
Call Price (per $10)	$10.171

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a Call Price of $10.171 per $10 principal amount (a 1.708% return on the Securities).

Example 2: Securities are Called on the Final Observation Date.

Closing Price at first Observation Date:	$21.92 (below the Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$27.19 (below the Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$28.79 (below the Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at final Observation Date:	$36.15 (at or above the Starting Price, Securities are called)

Call Price (per $10)	$12.050

Since the Securities are called on the final Observation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a Call Price of $12.050 per $10 principal amount (a 20.500% return on the Securities).

Example 3: Securities are NOT called and the Ending Price is above the Trigger Price on the final Observation Date.

Closing Price at first Observation Date:	$21.92 (below the Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$27.19 (below the Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$28.79 (below the Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at final Observation Date:	$28.15 (below the Starting Price, but above Trigger Price, Securities NOT called)

Call Price (per $10)	$10.000

At maturity, you will receive $10.000 per $10 principal amount (a zero percent return on the Securities). The Securities are not called during the Observation Period and the Ending Price is above or equal to the Trigger Price on the final Observation Date.

Example 4: Securities are NOT called and the Ending Price is below the Trigger Price on the final Observation Date.

Closing Price at first Observation Date:	$21.92 (below the Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$27.19 (below the Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$28.79 (below the Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at final Observation Date:	$20.46 (below the Starting Price and Trigger Price, Securities NOT called)

Settlement Amount (per $10)	$10.00 x [1 + Underlying Return]
$10.00 x [1 – 30.000%]
$7.000

Since the Securities are not called and the Ending Price is below the Trigger Price on the final Observation Date, at maturity you will receive $7.000 per $10 principal amount (a 30.000% loss on the Securities).

What Are the Tax Consequences of the Securities?

Set forth below is a summary of certain U.S. federal income tax consequences relating to an investment in the Securities. The following summary is not complete and is qualified in its entirety by the discussion under the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Security with terms described in this free writing prospectus as a callable pre-paid cash-settled derivative contract linked to the Underlying Stock for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, a holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities. Alternative tax treatments of the Securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-AOS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦     Your Investment in the Securities May Result in a Loss:  The Securities do not guarantee any return of principal at maturity, and that return, if any, is subject to the creditworthiness of Royal Bank of Canada. You will only receive a positive return on the Securities if the Underlying Stock closes at or above the Starting Price on an Observation Date. You will lose some or all of your principal if the Securities are not called and the Ending Price is below the Trigger Price on the final Observation Date.

♦     The Call Feature Limits Your Potential Return: The appreciation potential of the Securities as of any Observation Date is limited to the specified Call Price, regardless of the extent of the positive performance of the Underlying Stock. In addition, since the Securities could be called as early as the first Observation Date, the total return of the Securities could be significantly lower than the maximum potential Call Return Rate.

♦     Reinvestment Risk: If your Securities are called, you may not be able to reinvest the proceeds at a comparable rate of return.

♦     Contingent Principal Protection: The Securities provide principal protection only if the Ending Price is above or equal to the Trigger Price on the final Observation Date, and you hold the Securities to maturity.  If you sell your Securities prior to maturity on the secondary market, you may have to sell them at a discount and your initial investment will not be protected.  Principal protection depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.

♦     Credit Risk of Royal Bank of Canada:  The Securities are senior unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.

♦     Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity:  While the payment at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission and the estimated cost of hedging our obligations under the Securities.  As a result, and as a general matter, the price, if any, at which RBCCM, will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Securities” below.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦     No Interest or Dividend Payments or Voting Rights: As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying Stock would have.

♦     Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦     Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦     Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Underlying Stock that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Stock, and therefore the market value of the Securities.

♦     Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain.  You should consult your tax adviser about your tax situation.

♦     Potential Royal Bank of Canada Impact on Price:  Trading or transactions by Royal Bank of Canada or its affiliates in the Underlying Stock, or in futures, options, exchange-traded funds or other derivative products on the Underlying Stock may adversely affect the market value of the Underlying Stock, the closing price of the Underlying Stock, and, therefore, the market value of the Securities.

♦     Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to the closing price of the Underlying Stock on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦     the expected volatility of the price of the Underlying Stock;

♦     the time to maturity of the Securities;

♦     the dividend rate on the Underlying Stock;

♦     interest and yield rates in the market generally;

♦     a variety of economic, financial, political, regulatory or judicial events;

♦     the occurrence of certain events to the Underlying Stock that may or may not require an adjustment to the Share Adjustment Factor; and

♦     our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦     The Anti-Dilution Protection for the Underlying Stock Is Limited:  The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Underlying Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Underlying Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

♦     Single Stock Risk:  The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦     No Periodic Interest Payments Will be Made on the Securities.

Underlying Stock

We have derived all information contained in this free writing prospectus regarding the Underlying Company from publicly available information. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. You should make your own investigation into the Underlying Stock and Underlying Company. The Underlying Company is a global manufacturer and marketer of beauty and related products. The Underlying Company markets its products to consumers worldwide through independent sales representatives. Avon's product line includes beauty, fashion and home.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s website by reference to the Underlying Company’s SEC CIK number, 8868.  We make no representation or warranty as to the accuracy or completeness of the Underlying Company’s information or reports.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the Securities. This free writing prospectus relates only to the Securities and does not offer the Underlying Stock or any other securities of the Underlying Company. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Securities. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this free writing prospectus, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the Securities.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor any of our affiliates make any representation to you as to the performance of the Underlying Stock.

The Underlying Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “AVP”.

Historical Information

The following table sets forth the quarterly intra-day high and low price and quarterly closing price of the Underlying Stock (rounded to two decimal places), as reported by Bloomberg Professional® service. The historical price of the Underlying Stock should not be taken as an indication of future performance. We cannot give you assurance that the performance of the Underlying Stock will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Intra-Day High		Quarterly Intra-Day Low		Quarterly Close
01/03/2006	03/31/2006	$32.43		$26.78		$31.17
04/03/2006	06/30/2006	$33.26		$29.53		$31.00
07/03/2006	09/29/2006	$33.07		$26.17		$30.66
10/02/2006	12/29/2006	$34.23		$29.00		$33.04
01/03/2007	03/30/2007	$40.13		$32.91		$37.26
04/02/2007	06/28/2007	$41.85		$35.43		$36.82
07/02/2007	09/28/2007	$40.66		$31.95		$37.53
10/01/2007	12/31/2007	$42.51		$35.92		$39.53
01/02/2008	03/31/2008	$41.00		$34.00		$39.54
04/01/2008	06/30/2008	$41.93		$35.23		$36.02
07/01/2008	9/30/2008	$45.34		$34.40		$41.57
10/01/2008	12/31/2008	$41.58		$17.45		$24.03
01/02/2009	03/31/2009	$25.28		$14.75		$19.23
04/01/2009	06/30/2009	$27.82		$18.60		$25.78
07/01/2009	09/30/2009	$34.17		$25.00		$33.96
10/01/2009	12/31/2009	$36.39		$30.13		$31.50
01/01/2010	03/31/2010	$34.32		$28.76		$33.87
04/01/2010	06/30/2010	$34.94		$25.01		$26.50
07/01/2010	09/30/2010	$32.92		$26.18		$32.11
10/01/2010	11/08/2010	$36.20	*	$28.41	*	$29.23	*

*           As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 8, 2010. Accordingly, the ‘‘Quarterly Intra-Day High,’’ ‘‘Quarterly Intra-Day Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of the Underlying Stock from November 8, 2005 to November 8, 2010, assuming a Starting Price of $29.23, which was the closing price of the Underlying Stock on November 8, 2010, and a resulting Trigger Price equal to 75% of the Starting Price (the actual Starting Price and Trigger Price will be determined on the Trade Date).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets

Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” in the accompanying product prospectus supplement no. UBS-AOS-1.